FOR IMMEDIATE RELEASE

ADP APPOINTS S. MICHAEL MARTONE CHIEF OPERATING OFFICER

ROSELAND, NJ, October 5, 2006 – The board of directors of Automatic Data Processing, Inc. (NYSE:ADP) has appointed S. Michael Martone to the position of chief operating officer, Gary C. Butler, president and chief executive officer, announced today.  Mr. Martone will assume his new role effective on the completion date of the previously announced tax-free spin-off of 100% of ADP’s Brokerage Services Group business.  At that time, in his expanded role, Mr. Martone will retain responsibility for ADP Employer Services and will assume responsibility over ADP’s Dealer Services business, with the division presidents of Employer Services and the president of Dealer Services reporting directly to him. Until then, Mr. Martone will continue to serve as group president of ADP’s Employer Services business.

Mr. Martone has been with ADP since 1987, most recently as group president of ADP’s Employer Services business.  Under his leadership, Employer Services achieved double-digit revenue, sales and earnings growth while client retention has reached an all-time high.  As president of Dealer Services and Claims Services, both businesses consistently beat their financial targets and had record results.

Commenting on the appointment, Mr. Butler stated, “We are pleased to move forward with a proven leader taking on the chief operating officer position. Mike has a demonstrated record of success in each of the senior roles he has held at ADP.”

ADP, with nearly $9 billion in revenues and more than 570,000 clients worldwide, is one of the largest providers of a broad range of premier, mission-critical, cost-effective processing and information-based business solutions.

Source: Automatic Data Processing, Inc.

ADP Investor Relations, 973.974.5858